Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283492

Prospectus Supplement No. 1

(To Prospectus dated May 23, 2025, as supplemented by

Prospectus Supplement No. 1, dated June 6, 2025)

CERO THERAPEUTICS HOLDINGS, INC.

2,100,000 Shares of Common Stock

This prospectus supplement no. 1 (this “Prospectus Supplement”) amends and supplements the prospectus dated May 23, 2025 (as may be supplemented or amended from time to time, the “Prospectus”) which forms part of our Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 333-283492). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on June 2, 2025, and June 6, 2025 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On June 5, 2025, the last quoted sale price of our common stock as reported on Nasdaq was $0.428 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0098 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 6, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2025

CERo Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	81-4182129
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 407-2376

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERO	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Current CEO

On May 30, 2025, CERo Therapeutics Holdings, Inc. (the “Company”), entered into a new employment agreement with Chris Ehrlich (the “Ehrlich Employment Agreement”), under which the Company agreed to employ Mr. Ehrlich as the Company’s Chief Executive Officer as of and from June 4, 2025. The agreement replaces and supersedes that certain Consulting Agreement, dated October 1, 2024, between the Company and Mr. Ehrlich, which was terminated in connection with the entry into the Ehrlich Employment Agreement. The Company determined to enter into the Ehrlich Employment Agreement commensurate with the expansion of the services provided by Mr. Ehrlich to the Company to a full-time basis. Pursuant to the Ehrlich Employment Agreement, Mr. Ehrlich is entitled to a base salary at a rate of $480,000 per annum effective June 4, 2025, prorated for any partial years of employment (the “Ehrlich Base Salary”).

Pursuant to the Ehrlich Employment Agreement, Mr. Ehrlich is also eligible to earn a one time performance bonus, which will be 50% of the Ehrlich Base Salary, less applicable withholdings. Mr. Ehrlich’s performance bonus will be based on the achievement of performance objectives set forth in the Ehrich Employment Agreement, the satisfaction of which shall be determined by the Company’s Board of Directors (the “Board”), subject to Mr. Ehrlich’s continued employment with the Company through the date that such bonus is paid, except that in the event of a Change of Control (as defined in the Ehrlich Employment Agreement) Mr. Ehrlich will be entitled to receive payment of his full performance bonus. The Ehrlich Employment Agreement also provides that Mr. Ehrlich is eligible to participate in the benefit plans of the Company, if any, in accordance with the terms of such plans in effect from time to time, including equity awards pursuant to the Company’s 2024 Stock Option and Grant Plan, as amended from time to time (the “Plan”). In addition, Mr. Ehrlich will be entitled to receive a monthly contribution of up to $1,850 from the Company toward his healthcare premiums. In connection with entry into the Ehrlich Employment Agreement, Mr. Ehrlich has received certain equity awards under the Plan, the amount of such awards, vesting schedule and performance criterial are as set forth in the Ehrlich Employment Agreement.

The Ehrlich Employment Agreement is for no specific period of time and either Mr. Ehrlich or the Company may terminate the employment at any time and for any reason or no reason, with or without cause, and with or without notice.

Employment Agreement of Current CFO

On May 30, 2025, the Company entered into a new employment agreement with Andrew Albert Kucharchuk (the “Kucharchuk Employment Agreement”), under which the Company agreed to employ Mr. Kucharchuk as the Company’s Chief Financial Officer as of and from June 4, 2025. The agreement replaces and supersedes that certain Consulting Agreement, dated October 1, 2024, between the Company and Mr. Kucharchuk, which was terminated in connection with the entry into the Kucharchuk Employment Agreement. The Company determined to enter into the Kucharchuk Employment Agreement commensurate with the expansion of the services provided by Mr. Kucharchuk to the Company to a full-time basis. Pursuant to the Kucharchuk Employment Agreement, Mr. Kucharchuk is entitled to a base salary at a rate of $300,000 per annum effective June 4, 2025, prorated for any partial years of employment (the “Kucharchuk Base Salary”).

Pursuant to the Kucharchuk Employment Agreement, Mr. Kucharchuk is also eligible to earn a one time performance bonus, which will be 30% of the Kucharchuk Base Salary, less applicable withholdings. Mr. Kucharchuk’s performance bonus will be based on the achievement of performance objectives determined by the Board, subject to Mr. Kucharchuk’s continued employment with the Company through the date that such bonus is paid. The Kucharchuk Employment Agreement also provides that Mr. Kucharchuk is eligible to participate in the benefit plans of the Company, if any, in accordance with the terms of such plans in effect from time to time, including equity awards pursuant to the Plan. In addition, Mr. Kucharchuk will be entitled to receive a monthly contribution of up to $1,750 from the Company toward his healthcare premiums. In connection with entry into the Kucharchuk Employment Agreement, Mr. Kucharchuk has received certain equity awards under the Plan, the amount of such awards, vesting schedule and performance criteria are as set forth in the Kucharchuk Employment Agreement.

The Kucharchuk Employment Agreement is for no specific period of time and either Mr. Kucharchuk or the Company may terminate the employment at any time and for any reason or no reason, with or without cause, and with or without notice.

The foregoing summaries of each of the Ehrlich Employment Agreement and the Kucharchuk Employment Agreement contained in this Item 5.02 do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Ehrlich Employment Agreement and the Kucharchuk Employment Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*+	Employment Agreement by and between CERo Therapeutics Holdings, Inc., and Chris Ehrlich, dated May 30, 2025
10.2*+	Employment Agreement by and between CERo Therapeutics Holdings, Inc., and Andrew Albert Kucharchuk, dated May 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2025	cERO THERAPEUTICS HOLDINGS, Inc.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40877	81-4182129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Haskins Way, Suite 230
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650-407-2376

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CERO	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

As previously reported on the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2025, CERo Therapeutics Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which the Company agreed to issue and sell, in one or more closings, up to 10,000 shares of the Company’s Series D convertible preferred stock, par value $0.0001 per share (the “Series D Preferred Stock”), which are convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in a private placement offering.

On June 5, 2025, pursuant to the Securities Purchase Agreement, the Company and certain Investors, mutually agreed to effect, and effected, an Additional Closing (as defined in the Securities Purchase Agreement), with respect to 938 additional shares of Series D Preferred Stock for gross proceeds of approximately $750,400. The rights, preferences and privileges of the Series D Preferred Stock are set forth in the certificate of designations of rights and preferences of the Series D Preferred Stock (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware on April 22, 2025. The offering and sale of the shares of Series D Preferred Stock were issued and, upon conversion of the Series D Preferred Stock, the shares of Common Stock underlying the Series D Preferred Stock will be issued, in each case, without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as a transaction not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The description of the terms and conditions of the Securities Purchase Agreement and the Certificate of Designations do not purport to be complete and each is qualified in its entirety by the full text of Securities Purchase Agreement and the Certificate of Designations, as applicable, which are filed as exhibits to the Company’s Current Reports on Form 8-K filed on April 22, 2025 and on April 25, 2025, respectively.

Item 8.01	Other Events.

The Company also issued a press release announcing the additional closing on June 6, 2025, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit Number	Description
3.1†	Certificate of Designation of Preferences, Rights and Limitations of the Series D Convertible Preferred Stock, dated April 22, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40877) filed on April 25, 2025).
10.1†	Securities Purchase Agreement, dated of April 21, 2025, by and among CERo Therapeutics Holdings, Inc., and the investors signatory thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-40877) filed on April 22, 2025).
99.1*	Press Release dated June 6, 2025.
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.
†	Certain portions of this document that constitute confidential information have been redacted pursuant to Item 601(b)(10) of Regulation S-K.
*	Filed herewith.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERO THERAPEUTICS HOLDINGS, INC.

Date:	June 6, 2025	By:	/s/ Chris Ehrlich
Chris Ehrlich
Chief Executive Officer

2